EXHIBIT 23.01
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Capital Bank Corporation of our report dated January 30, 2002 relating to the consolidated financial statements, which appears in the Capital Bank Corporation 2001 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the headings “Shareholder Meetings – Capital Bank Corporation Shareholder Meeting – Date, Place, Time and Purpose” and “Experts” in such Registration Statement.

/S/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP

Raleigh, North Carolina
July 2, 2002